EXHIBIT 10.3

XTO ENERGY INC.

AMENDED AND RESTATED OUTSIDE DIRECTORS SEVERANCE PLAN

WHEREAS, the XTO Energy Inc. Outside Directors Severance Plan (the “Prior Plan”) was adopted by the Board of Directors acting on behalf of XTO Energy Inc., a Delaware corporation (the “Company”), effective as of August 20, 2002; and

WHEREAS, pursuant to Section 5.2 of the Prior Plan, the Prior Plan generally may be amended by resolution adopted by two-thirds (2/3) of the Board of Directors of the Company; and

WHEREAS, pursuant to a resolution adopted by two-thirds (2/3) of the Board of Directors of the Company, the Board of Directors of the Company desires to replace the Prior Plan with this Plan and to amend and restate the Prior Plan to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued thereunder, and to provide for the vesting of stock grants in the event of a Change in Control (as defined herein). This amendment is intended as good faith compliance with the requirements of Section 409A of the Code and is to be construed in accordance with Section 409A of the Code and the guidance issued thereunder; and

WHEREAS, the Board of Directors of the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified outside directors; and

WHEREAS, the Company recognizes that its outside directors will be significantly involved in evaluating or negotiating any offers, proposals, or other transactions which could result in a change in control of the Company and believes that it is in the best interest of the Company and its stockholders for such outside directors to be in a position, free from personal financial considerations, to assess objectively and pursue aggressively the interests of the Company and its stockholders in making such evaluations and carrying on such negotiations.

NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the date this Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving the Plan (the “Effective Date”), the Company hereby establishes a compensation plan known as the XTO Energy Inc. Amended and Restated Outside Directors Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

2.1 Board. The Board of Directors of the Company.

2.2 Cash Retainer. The annual cash retainer in effect immediately prior to a Change in Control that is paid to the Outside Director for the Outside Director’s performance of services to the Company in the capacity of an Outside Director.

2.3 Change in Control. A “Change in Control” shall mean any one of the following:

(a) “Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” means any individual who is a member of the Board on the Effective Date or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors;

(b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) together with his, her or its affiliates, becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s directors;

(c) the merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

(d) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 2.3, if an Outside Director’s services as an Outside Director are involuntary terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control, then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change in Control.

2.4 Company. XTO Energy Inc., a Delaware corporation.

2.5 Outside Director. A member of the Board or an advisory member of the Board who is not an employee of the Company.

2.6 Plan. This XTO Energy Inc. Amended and Restated Outside Directors Severance Plan, as amended from time to time.

2.7 Stock Grant Value. The value (expressed in U.S. Dollars) of the number of shares most recently granted to each Outside Director in the form of a stock grant that vested immediately as part of his or her annual compensation pursuant to the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan, or any successor or replacement plan, multiplied by the closing price of the Company’s common stock on the day on which a Change in Control occurs (or, if such common stock is not traded on the day the Change in Control occurs, on the day on which such common stock last traded prior to the Change in Control).

ARTICLE III

PAYMENTS UPON THE OCCURRENCE OF A CHANGE IN CONTROL

3.1 Right to Payment. Upon a Change in Control an Outside Director shall be entitled to receive and the Company shall pay the Outside Director a payment in an amount equal to three (3) times the sum of the Outside Director’s Cash Retainer and the Stock Grant Value.

3.2 Form and Time of Payment. The payment described in Section 3.1 hereof shall be paid to the Outside Director in a lump sum in cash less applicable tax withholding within thirty (30) days after the date of a Change in Control.

3.3 Vesting of Grants. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between the Outside Director and the Company, all units, stock options, incentive stock options, performance shares, and stock appreciation rights (under the XTO Energy Amended and Restated 2004 Stock Incentive Plan or any other plan or arrangement) (hereafter sometimes referred to as the “Rights”) held by the Outside Director immediately prior to the Change in Control, and any such Rights received by the Outside Director after such Change in Control (whether or not received in exchange for or in substitution for existing Rights), shall immediately become 100% vested and exercisable, and the Outside Director shall become 100% vested in all shares of restricted stock held by or for the benefit of the Outside Director; provided, however, that to the extent the Company is unable to provide for such acceleration of vesting with respect to any such Rights or shares of restricted stock, the Company shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such unaccelerated Rights or shares of restricted stock (the “Stock Rights”) as of the date of a Change in Control and the total value of the Stock Rights in which the Outside Director is vested as of the date of a Change in Control. The value of such accelerated vesting in the Outside Director’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board; any such Stock Rights which are not in existence at the time of a Change in Control shall be valued as of the date immediately prior to the Change in Control.

3.4 Termination of Services. Except as otherwise provided in Section 2.3, if an Outside Director’s services as an Outside Director are voluntarily or involuntary terminated prior to the date on which a Change in Control occurs, such Outside Director shall not be entitled to receive the benefits provided under this Article III.

ARTICLE IV

SUCCESSORS TO COMPANY

This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession where such successor would not otherwise be bound by this Plan shall be a breach hereof and shall entitle Outside Directors to compensation from the Company in the same amount and on the same terms as such Outside Directors would be entitled hereunder if the service of such Outside Directors were involuntarily terminated as directors or advisory directors on the date immediately after the date of the Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used herein, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article IV or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

ARTICLE V

DURATION, AMENDMENT, AND PLAN TERMINATION

5.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 5.2. If a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire, until the later of (a) thirty (30) days after the date of such Change in Control, or (b) the date on which all Outside Directors who have become entitled to a benefit hereunder have received all of such benefits in full.

5.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board; provided, however, that except to the extent necessary to prevent the current taxation of a Participant under Section 409A of the Code and any guidance issued thereunder as so determined by two-thirds (2/3) of the Board in its sole discretion, that no such amendment or termination of the Plan may be made if such amendment or termination would adversely affect any right of an Outside Director who became an Outside Director prior to the later of (a) the date of adoption of any such amendment or termination, or (b) the effective date of any such amendment or termination. The Plan shall not be subject to amendment, change, substitution, deletion, revocation, or, except as provided in Section 5.1 above, termination in any respect whatsoever following a Change in Control; provided, however, that the Board may amend, change, substitute, delete, revoke or otherwise modify the terms of this Plan if the Board determines, in its sole discretion, that such amendment, change, substitution, deletion, revocation or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or applicable law.

ARTICLE VI

MISCELLANEOUS

6.1 Outside Director’s Legal Expenses. To the extent permitted by law, the Company agrees to pay, upon written demand therefor by the Outside Director, all legal fees and expenses which the Outside Director may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof, plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code). In any such action brought by an Outside Director for damages or to enforce any provisions hereof, the Outside Director shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in the Outside Director’s sole discretion.

6.2 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3 The Outside Director’s Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by the Outside Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Outside Director should die while any amounts would still be payable to him or her hereunder as if the Outside Director had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to the Outside Director’s designee or, if there be no such designee, to the Outside Director’s estate.

6.4 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Texas.

6.5 Compliance with Section 409A of the Code. Notwithstanding any other provision in this Plan to the contrary, if and to the extent this Plan provides for nonqualified deferred compensation, the Plan is intended to be exempt from or otherwise satisfy the provisions of Section 409A of the Code. In no event shall any benefit be made available to an Outside Director pursuant to this Plan, if the Board determines in its discretion that such benefit would result in the imposition of an excise tax on such Outside Director under Section 409A of the Code. Without in any way limiting the effect of the foregoing, in the event that Section 409A of the Code requires that any special terms, provision or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan, and notwithstanding any provision in Article V to the contrary, the Plan shall be reformed in such manner as the Board determines is appropriate to be exempt from or otherwise comply with Section 409A of the Code. Further, in the event that the Plan shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Board, nor its or their designees or agents shall be liable to any Outside Director for actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, XTO Energy Inc. has caused these presents to be executed by its duly authorized officer on the 15th day of August, 2006.

XTO ENERGY INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	Senior Executive Vice President & Chief of Staff